Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Riot Blockchain, Inc. on Form S-8 (No. 333-219357), of our report dated March 31, 2017, except for Note 10-B, as to which the date is June 28, 2017 on our audit of the consolidated financial statements as of December 31, 2016 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 17, 2018.

/s/ EisnerAmper LLP
EisnerAmper LLP

Iselin, New Jersey
April 17, 2018